UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2020

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 3, 2020, it was determined that Jamie A. Donadio would cease serving as the Senior Vice President and Chief Financial Officer, principal financial officer and principal accounting officer of Mirati Therapeutics, Inc. (the “Company”), and Chris LeMasters would cease serving as the Company’s Executive Vice President and Chief Business Officer, effective immediately.

Mr. Donadio entered into, and Mr. LeMasters is expected to enter into, a separation and release agreement with the Company whereby each will receive (a) a cash payment equal to 12 months of each’s current base salary, payable in a lump sum, (b) accelerated vesting of all stock options that otherwise would have vested in the 12 months following the termination and (c) payment of COBRA group health insurance premiums for up to 12 months. The separation and release agreements contain a mutual non-disparagement obligation and a standard release of claims on the part of Mr. Donadio and Mr. LeMasters. In addition, the Company and Mr. Donadio entered into a consulting agreement whereby Mr. Donadio will provide certain transition services to the Company.

(c) On January 6, 2020, Daniel R. Faga was appointed as the Company’s Chief Operating Officer and principal financial officer, and Vickie Reed was appointed as the Company’s Senior Vice President and Chief Accounting Officer and principal accounting officer.

Mr. Faga, age 40, previously served as Chief Business Officer of Spark Therapeutics, Inc. since May 2016. From July 2009 until April 2016, Mr. Faga was a Managing Director at Centerview Partners, an investment banking and advisory firm, where he served as a founding member of Centerview’s healthcare advisory practice. Prior to Centerview, Mr. Faga worked at Merrill Lynch in its healthcare investment banking group and as a management consultant in the Life Sciences Practice at PRTM. Mr. Faga earned a B.S. in Engineering from Cornell University and an M.B.A. in Health Care Management from The Wharton School at the University of Pennsylvania.

In connection with his appointment as Chief Operating Officer, the Company entered into an offer letter with Mr. Faga (the “Offer Letter”) pursuant to which the Company has agreed to pay Mr. Faga an annual base salary of $500,000 and a one-time payment of $100,000 to cover relocation expenses. Mr. Faga is also eligible to earn an annual target bonus of 45% of his annual base salary. During Mr. Faga’s employment, he will be eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company. Pursuant to the Offer Letter, Mr. Faga also received a stock option to purchase shares of the Company’s common stock with a grant date fair value equal to $5,000,000 (the “Option”) and restricted stock units with a grant date fair value equal to $3,000,000 (the “RSU”). The Option has an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on January 6, 2020 and will vest over a period of four years, with 25% of the shares subject to the Option vesting on the one-year anniversary of the date of the grant and the balance vesting monthly in equal installments over the following 36 months, subject to Mr. Faga’s continuous service. The RSU will vest over a period of four years, with 25% of the shares subject to the RSU vesting on each anniversary of January 6, 2020, subject to Mr. Faga’s continuous service.

Pursuant to the Offer Letter, in the event of Mr. Faga’s involuntary termination not during the period commencing three months prior to a change in control of the Company and ending 24 months following a change in control of the Company (a “Change in Control Period”), Mr. Faga is entitled to receive (a) a cash payment equal to 18 months of base salary plus an amount equivalent to any annual bonus determined by the Company’s Board of Directors to be payable for the preceding calendar year that has not yet been paid as of the date of termination plus an amount equivalent to a prorated target annual bonus for the year in which the involuntary termination occurs, payable in a lump sum, (b) accelerated vesting of all equity that otherwise would have vested in the 18 months following the termination and (c) payment of COBRA group health insurance premiums for up to 18 months. In the event of Mr. Faga’s involuntary termination during a Change in Control Period, Mr. Faga is entitled to receive (a) a cash payment equal to 18 months of base salary plus an amount equivalent to his target annual bonus for the year in which the involuntary termination occurs, payable in a lump sum, (b) accelerated vesting of all equity and (c) payment of COBRA group health insurance premiums for up to 18 months. All severance payments are conditioned upon Mr. Faga providing a standard release of claims against the Company.

There is no arrangement or understanding between Mr. Faga and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Faga and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Faga has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the terms of Mr. Faga’s employment is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Ms. Reed, age 58, previously served as Vice President of Finance of the Company since December 2016, and as Senior Director, Controller from October 2013 through December 2016. Prior to working for the Company, Ms. Reed served as Senior Director of Finance and Controller at Zogenix, Inc., held corporate accounting positions at Amylin Pharmaceuticals, Inc., most recently serving as Director SEC Reporting and Revenue Accounting, and held financial roles at several biotechnology and telecommunications companies. Ms. Reed began her career with Price Waterhouse, now PricewaterhouseCoopers, in Denver, Colorado. Ms. Reed is a Certified Public Accountant in the State of Colorado, and received a B.S. in Accounting from University of Colorado Denver.

In connection with her appointment as Senior Vice President and Chief Accounting Officer, the Company entered into an offer letter with Ms. Reed pursuant to which the Company has agreed to pay Ms. Reed an annual base salary of $352,900. Ms. Reed is also eligible to earn an annual target bonus of 40% of her annual base salary. During Ms. Reed’s employment, she will be eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company. Ms. Reed also received a stock option to purchase 16,500 shares of the Company’s common stock (the “Reed Option”) and 8,250 restricted stock units (the “Reed RSU”). The Reed Option has an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on January 6, 2020 and will vest over a period of four years, with 25% of the shares subject to the Reed Option vesting on the one-year anniversary of the date of the grant and the balance vesting monthly in equal installments over the following 36 months, subject to Ms. Reed’s continuous service. The Reed RSU will vest over a period of four years, with 25% of the shares subject to the Reed RSU vesting on each anniversary of January 6, 2020, subject to Ms. Reed’s continuous service. Upon a change in control of the Company that occurs while Ms. Reed is still providing services to the Company, the shares subject to the Reed Option and Reed RSU will vest as if Ms. Reed had provided an additional 12 months of service immediately prior to the closing of such change in control.

Pursuant to her offer letter, in the event of Ms. Reed’s involuntary termination not during a Change in Control Period, Ms. Reed is entitled to receive (a) a cash payment equal to 12 months of base salary, payable in a lump sum, (b) accelerated vesting of all equity that otherwise would have vested in the 12 months following the termination and (c) payment of COBRA group health insurance premiums for up to 12 months. In the event of Ms. Reed’s involuntary termination during a Change in Control Period, Ms. Reed is entitled to receive (a) a cash payment equal to 12 months of base salary plus an amount equivalent to her target annual bonus for the year in which the involuntary termination occurs, payable in a lump sum, (b) accelerated vesting of all equity and (c) payment of COBRA group health insurance premiums for up to 12 months. All severance payments are conditioned upon Ms. Reed providing a standard release of claims against the Company.

There is no arrangement or understanding between Ms. Reed and any other person pursuant to which she was selected as the principal accounting officer of the Company, and there are no family relationships between Ms. Reed and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Reed has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On January 6, 2020, the Company issued a press release announcing certain Company management updates. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 6, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2020	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum
Charles M. Baum
President and Chief Executive Officer